Exhibit 10.02
PARTICIPANT AWARD AGREEMENT
(Options)
______________, 2026

Dear __________:
1.    Grant; Vesting. Pursuant to the terms and conditions of the EQT Corporation 2020 Long-Term Incentive Plan (as amended from time to time, the “Plan”) and this Participant Award Agreement (this “Award Agreement”), the Management Development and Compensation Committee (“Committee”) of the Board of Directors (“Board”) of EQT Corporation (the “Company”) has granted you Non-Qualified Stock Options (the “Options”) to purchase shares of the Company’s common stock as outlined below. Defined terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Plan.
(a)    Options Granted; Exercise Price: _________ total Options granted, split into three tranches as follows:

Tranche	Number of Options	Exercise Price per Share
The Tranche 1 Options	______	$90.00
The Tranche 2 Options	______	$95.00
The Tranche 3 Options	______	$100.00

(b)    Grant Date: April 27, 2026

(c)    Expiration Date: April 27, 2033

(d)    Vesting: The Options will vest as follows, subject to your continued employment with the Company through each applicable vesting date:

(i)100% of the Tranche 1 Options will vest on the three-year anniversary of the Grant Date (the “Tranche 1 Vesting Date”);

(ii)100% of the Tranche 2 Options will vest on the four-year anniversary of the Grant Date (the “Tranche 2 Vesting Date”); and

(iii)100% of the Tranche 3 Options will vest on the five-year anniversary of the Grant Date (the “Tranche 3 Vesting Date”)

2.    Change of Control. In the event of a Change of Control, the following shall be the applicable vesting schedule:

(a)    if (i) your grant of Options is assumed by the surviving entity of the Change of Control (or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee) or (ii) the Company is the surviving entity of the Change of Control, and (1) your employment is terminated without Cause, including termination resulting from death or

Disability (as defined in the Plan), or (2) you resign for Good Reason (as defined below), in each case, prior to the second anniversary of the effective date of the Change of Control, all unvested Options will vest immediately upon such termination or resignation; or

(b)    if (i) your grant of Options is not assumed by the surviving entity of the Change of Control (or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee) and (ii) the Company is not the surviving entity of the Change of Control, all unvested Options will vest immediately upon such Change of Control.

(c)    Solely for purposes of this Award Agreement, “Good Reason” shall mean (i) if you are a participant in the EQT Corporation Executive Severance Plan (as it may be amended from time to time, the “Severance Plan”), Good Reason shall have the meaning set forth in the Severance Plan; or (ii) if you are not a participant in the Severance Plan, Good Reason shall have the meaning set forth in your Individual Agreement (as defined in the Plan).

3.    Termination of Employment. Subject to Section 2(a) above, and notwithstanding anything to the contrary set forth in the Severance Plan or your Individual Agreement, as applicable, the following will occur upon your termination of Service to the Company or any Affiliate:

(a)Death. Upon a termination of your employment due to your death, subject to your estate’s or beneficiary’s timely execution and non-revocation of a release of claims in a form provided by the Company, all unvested Options will vest immediately upon such termination.

(b)Without Cause; For Good Reason; Disability. Upon a termination of your employment (x) by the Company without Cause, (y) due to your resignation for Good Reason, or (z) due to your Disability, in each case, subject to your timely execution and non-revocation of a release of claims in a form provided by the Company, a prorated number of the Options that are unvested immediately prior to such termination will vest immediately upon such termination, with such prorated number of Options to be determined as follows:

(i)with respect to any unvested Tranche 1 Options, the product of (x) the aggregate number of Tranche 1 Options that are unvested as of the date of such termination, multiplied by (y) a fraction, the numerator of which is the number of days elapsed between the Grant Date and the date of such termination, and the denominator of which is the number of days between the Grant Date and the Tranche 1 Vesting Date (and for the avoidance of doubt, any and all Tranche 1 Options that remain unvested after giving effect to the foregoing shall be forfeited immediately upon such termination);

(ii)with respect to any unvested Tranche 2 Options, the product of (x) the aggregate number of Tranche 2 Options that are unvested as of the date of such termination, multiplied by (y) a fraction, the numerator of which is the number of days elapsed between the Grant Date and the date of such termination, and the denominator of which is the number of days between the Grant Date and the Tranche 2 Vesting Date (and for the avoidance of doubt, any and all Tranche 2 Options that remain unvested after giving effect to the foregoing shall be forfeited immediately upon such termination); and

(iii)with respect to any unvested Tranche 3 Options, the product of (x) the aggregate number of Tranche 3 Options that are unvested as of the date of such termination, multiplied by (y) a fraction, the numerator of which is the number of days elapsed between the Grant Date and the date of such termination, and the denominator of which is the number of days between the Grant Date and the

Tranche 3 Vesting Date (and for the avoidance of doubt, any and all Tranche 3 Options that remain unvested after giving effect to the foregoing shall be forfeited immediately upon such termination).

(c)    For Cause. Upon termination of your employment for Cause, all unvested Options and any unexercised vested Options shall be forfeited immediately. If the Company terminates your employment for Cause, the Company shall give you written notice setting forth the reason for your termination not later than 30 days after such termination.

(d)    Termination Generally. Upon termination of your employment for any reason other than as set forth in Sections 2(a), 3(a), 3(b) or 3(c) above, whether voluntarily (including retirement) or involuntarily, all unvested Options shall be forfeited immediately. Notwithstanding anything to the contrary in this Award Agreement, if your employment is terminated voluntarily (including retirement) or your employment is terminated involuntarily without Cause and you remain on the board of directors of the Company or any Affiliate whose equity is publicly traded on the New York Stock Exchange or the NASDAQ Stock Market following such termination of employment, then your unvested Options shall not be forfeited but shall continue to vest in accordance with the above provisions for as long as you remain on such board of directors, in which case any references herein to your employment shall be deemed to include your continued service on such board.

(e)    Exercise. Upon a voluntary or involuntary termination of your employment for any reason other than Cause, any unexercised vested Options held on the date of termination shall remain exercisable until the Expiration Date; provided, that notwithstanding the foregoing, upon termination of your employment pursuant to Sections 3(a) or 3(b) above, in either case prior to a Change of Control, any unexercised vested Options on the date of termination (determined after giving effect to any accelerated vesting hereunder) shall remain exercisable until the earlier to occur of (i) the one (1)-year anniversary of the date of such termination, and (ii) the Expiration Date.

4.    Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the Options at any time and for any or no reason.

5.    Miscellaneous.

(a)    The exercise price and tax withholding obligations with respect to the Options shall be satisfied by (i) the Company withholding shares that would otherwise be issued upon exercise of the award having a Fair Market Value (as defined in the Plan) equal to the amount needed to pay your exercise price and satisfy the required tax withholding obligations or (ii) if hereinafter approved and directed by the Committee, a payment of cash to the Company equal to the amount needed to pay your exercise price and satisfy the minimum required statutory tax withholding obligations.

(b)    The terms contained in the Plan are hereby incorporated into and made a part of this Award Agreement, and this Award Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Agreement, the provisions of the Plan shall be controlling and determinative. The Options, including any shares acquired by you upon exercise of the Options and any cash or other benefit acquired upon the sale of stock acquired through exercise of the Options, shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Board or any committee of the Board, to the extent such policy is applicable to the Options. Any dispute regarding the payment of benefits under this Award Agreement or the Plan shall be resolved in accordance with the

EQT Corporation Long-Term Incentive Dispute Resolution Procedures as in effect at the time of such dispute. A copy of such procedures is available on the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com.

(c)    You may access important information about the Company and the Plan through the Company’s website. Copies of the Plan and Plan Prospectus can be found by logging into the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com, and clicking on the “Stock Plans” tab and then following the prompts to your Plan documents. Copies of the Company’s most recent Annual Report on Form 10-K, Proxy Statement and other information generally delivered to the Company’s shareholders can be found at www.eqt.com by clicking on the “Investors” link on the main page and then “SEC Filings.” Paper copies of such documents are available upon request made to the Company’s Corporate Secretary.

(d)    Your grant of Options under this Award Agreement shall not be effective unless, no later than ________________, 2026, you accept your grant through the Fidelity NetBenefits website. When you accept your grant through the Fidelity NetBenefits website, you shall be deemed to have (1) acknowledged receipt of the Options granted on the date shown above (the terms of which are subject to the terms and conditions of this Award Agreement and the Plan) and a copy of this Award Agreement and the Plan and (2) agreed to be bound by all provisions of this Award Agreement and the Plan.
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